LETTER AGREEMENT

Russell Fund Services Company

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Second Amended and Restated Transfer Agency and Service Agreement

Pursuant to Section 13.1 of the Second Amended and Restated Transfer Agency and Service Agreement between Russell Investment Company (“RIC”) and Russell Fund Services Company (“RFSC”) dated August 31, 2015 (the “Agreement”), RIC hereby advises you that it is creating a new fund to be named the Unconstrained Total Return Fund (the “New Fund”). RIC desires RFSC to serve as Transfer Agent with respect to the New Fund pursuant to the terms and conditions of the Agreement. The fees to be charged by RFSC in return for its services shall be as set forth on Schedule 2.1 of the Agreement.

Please indicate your acceptance to act as Transfer Agent with respect to the New Fund by executing this Letter Agreement and returning to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this              day of                     , 201         .

RUSSELL FUND SERVICES COMPANY

By: